Exhibit 2

















                           AGREEMENT AND PLAN OF MERGER


                                     between


                                   U.S. BANCORP


                                       and


                           CALIFORNIA BANCSHARES, INC.
















                          Dated as of February 11, 1996





                                TABLE OF CONTENTS



                                                                    PAGE

         ARTICLE I
                                  THE MERGER........................  1

         1.1   The Merger...........................................  1
         1.2   Effective Time.......................................  1
         1.3   Effects of the Merger................................  2
         1.4   Conversion of CBI Common Stock.......................  2
         1.5   Bancorp Common Stock;
               Bancorp Preferred Stock..............................  3
         1.6   Options..............................................  3
         1.7   Articles of Incorporation............................  3
         1.8   Bylaws...............................................  3
         1.9   Tax Consequences.....................................  3
         1.10  Board of Directors...................................  4


         ARTICLE II
                              EXCHANGE OF SHARES...................   4

         2.1   Bancorp to Make Shares Available....................   4
         2.2   Exchange of Shares..................................   4


         ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF CBI.........   7

         3.1   Corporate Organization..............................   7
         3.2   Capitalization......................................   8
         3.3   Authority; No Violation.............................   9
         3.4   Consents and Approvals..............................  10
         3.5   Reports.............................................  11
         3.6   Financial Statements................................  11
         3.7   Broker's Fees.......................................  12
         3.8   Absence of Certain Changes or Events................  13
         3.9   Legal Proceedings...................................  13
         3.10  Taxes and Tax Returns...............................  14
         3.11  Employees...........................................  15
         3.12  SEC Reports.........................................  17
         3.13  Compliance with Applicable law......................  18
         3.14  Certain Contracts...................................  19
         3.15  Agreements with Regulatory Agencies.................  20
         3.16  Undisclosed Liabilities.............................  20
         3.17  State Takeover Laws.................................  20
         3.18  Rights Agreement....................................  20





         3.19  Pooling of Interests................................  20
         3.20  Interest Rate Risk Management Instruments;
                 Derivatives.......................................  21
         3.21  Properties..........................................  21


         ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF BANCORP.......  22

         4.1   Corporate Organization..............................  22
         4.2   Capitalization......................................  23
         4.3   Authority; No Violation.............................  24
         4.4   Consents and Approvals..............................  25
         4.5   Reports.............................................  25
         4.6   Financial Statements................................  25
         4.7   Brokers' Fees.......................................  27
         4.8   Absence of Certain Changes or Events................  27
         4.9   Legal Proceedings...................................  27
         4.10  Taxes and Tax Returns...............................  28
         4.11  Employees...........................................  29
         4.12  SEC Reports.........................................  31
         4.13  Compliance with Applicable Law......................  31
         4.14  Certain Contracts...................................  32
         4.15  Agreements with Regulatory Agencies.................  33
         4.16  Undisclosed Liabilities.............................  33
         4.17  Pooling of Interests................................  34
         4.18  Interest Rate Risk Management Instruments;
                 Derivatives.......................................  34
         4.19  State Takeover Laws.................................  34


         ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS.......  34

         5.1   Conduct of CBI Businesses Prior
                 to the Effective Time.............................  34
         5.1   CBI Forbearances....................................  35
         5.3   Bancorp Forbearances................................  37


         ARTICLE VI
                             ADDITIONAL AGREEMENTS.................  39

         6.1   Regulatory Matters..................................  39
         6.2   Access to Information...............................  40
         6.3   Shareholder Approval................................  41
         6.4   Legal Conditions to Merger..........................  41
         6.5   Affiliates; Publication of Combined
                 Financial Results.................................  41
         6.6   Stock Exchange Listing of Shares....................  42








         6.7   Employee Benefit Plans..............................  42
         6.8   Indemnification; Directors'
                 and Officers' Insurance...........................  43
         6.9   Additional Agreements...............................  46
         6.10  Advice of Changes...................................  47
         6.11  Dividends...........................................  46


         ARTICLE VII
                             CONDITIONS PRECEDENT..................  47

         7.1   Conditions to Each Party's Obligation
                 to Effect the Merger..............................  47
               (a)  Shareholder Approval...........................  47
               (b)  Nasdaq Listing.................................  47
               (c)  Other Approvals................................  47
               (d)  Form S-4.......................................  48
               (e)  No Injunctions or Restraints; Illegality.......  48
               (f)  Federal Tax Opinions...........................  48
               (g)  Pooling of Interests...........................  49
         7.2   Conditions to Obligations of Bancorp................  49
               (a)  Representations and Warranties.................  49
               (b)  Performance of Obligations
                    of CBI.........................................  49
               (c)  CBI Rights Agreement...........................  49
         7.3   Conditions to Obligations of CBI....................  49
               (a)  Representations and Warranties.................  49
               (b)  Performance of Obligations of Bancorp..........  50


         ARTICLE VIII
                           TERMINATION AND AMENDMENT...............  50

         8.1   Termination.........................................  50
         8.2   Effect of Termination...............................  51
         8.3   Amendment...........................................  51
         8.4   Extension; Waiver...................................  51


         ARTICLE IX
                              GENERAL PROVISIONS...................  52

         9.1   Closing.............................................  52
         9.2   Nonsurvival of Representations, Warranties,
                 and Agreements....................................  52
         9.3   Expenses............................................  52
         9.4   Notices.............................................  53
         9.5   Interpretation......................................  53
         9.6   Counterparts........................................  54
         9.7   Entire Agreement....................................  54








         9.8   Governing Law.......................................  54
         9.9   Severability........................................  54
         9.10  Publicity...........................................  54
         9.11  Assignment..........................................  55
























































                           AGREEMENT AND PLAN OF MERGER

                   AGREEMENT AND PLAN OF MERGER, dated as of February 11, 1996, by and between U.S. BANCORP, an Oregon corporation ("Bancorp"), and CALIFORNIA BANCSHARES, INC., a Delaware corpo-ration ("CBI").

                   WHEREAS, the Boards of Directors of Bancorp and CBI have determined that it is in the best interests of their re-spective companies and their shareholders to consummate the merger provided for herein in which CBI will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Bancorp, so that Bancorp is the surviving corpo-ration in the Merger;

                   WHEREAS as a condition to, and on the day immediately after the date of execution of, this Agreement, Bancorp and CBI are entering into a CBI Stock Option Agreement (the "CBI Option Agreement"); and

                   WHEREAS, the parties desire to make certain represen-tations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

                   NOW, THEREFORE, in consideration of the mutual cov-enants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE I
                                    THE MERGER

                   1.1. The Merger. Subject to the terms and condi-tions of this Agreement, CBI shall merge with and into Bancorp at the Effective Time (as defined in Section 1.2 hereof) in accordance with the Oregon Business Corporation Act (the "OBCA") and the Delaware General Corporation Law (the "DGCL"). Bancorp shall be the surviving corporation (hereinafter some-times called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Oregon. Upon consummation of the Merger, the separate corporate existence of CBI shall terminate.

                   1.2 Effective Time. The Merger shall become effec-tive as set forth in articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Oregon (the "Oregon Secretary") and a certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the state of Delaware (the







         "Delaware Secretary"), in each case, on the Closing Date (as defined in Section 9.1 hereof). The date and time when the Merger becomes effective, as set forth in the Articles of Merger and the Certificate of Merger, is herein referred to as the "Effective Time."

                   1.3 Effects of the Merger. At and after the Effec-tive Time, the Merger shall have the effects set forth in Sec-tion 60.497 of the OBCA and Sections 259 and 261 of the DGCL.

                   1.4 Conversion of CBI Common Stock. At the Effec-tive Time, subject to Section 2.2(e) hereof, by virtue of the Merger, and without any action on the part of Bancorp, CBI or the holder of any share of the common stock, par value $2.50 per share, of CBI ("CBI Common Stock"), each share of CBI Com-mon Stock issued and outstanding immediately prior to the Ef-fective Time (other than shares of CBI Common Stock held (x) in CBI's treasury or (y) directly or indirectly by Bancorp or CBI or any of their respective Subsidiaries (as defined below) (ex-cept for Trust Account Shares and DPC Shares, as such terms are defined below)) shall be converted into the right to receive .95 shares (the "Exchange Ratio") of common stock, $5.00 par value per share, of Bancorp ("Bancorp Common Stock").

                   All of the shares of CBI Common Stock converted into Bancorp Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "CBI Certificate") previously representing any such shares of CBI Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Bancorp Common Stock and (ii) cash in lieu of frac-tional shares into which the shares of CBI Common Stock repre-sented by such CBI Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e) hereof. CBI Certificates previously representing shares of CBI Common Stock shall be exchanged for certificates representing whole shares of Bancorp Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such CBI Certifi-cates in accordance with Section 2.2 hereof, without any inter-est thereon. If prior to the Effective Time (or as of a record date prior to the Effective Time) the outstanding shares of Bancorp Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares of securities as a result of a reorganization, recapi-talization, reclassification, stock dividend, stock split, re-verse stock split, or other similar change in Bancorp's capi-talization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.











                   At the Effective Time, all shares of CBI Common Stock that are owned by CBI as treasury stock and all shares of CBI Common Stock that are owned directly or indirectly by Bancorp or CBI or any of their respective Subsidiaries (other than shares of CBI Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Bancorp Common Stock that are similarly held, whether held directly or indirectly by Bancorp or CBI, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of CBI Common Stock held by Bancorp or CBI or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of CBI Common Stock, and shares of Bancorp Common Stock that are similarly held, whether held directly or indirectly by Bancorp or CBI or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of Bancorp or other consideration shall be delivered in exchange therefor. All shares of Bancorp Com-mon Stock that are owned by CBI or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized but unissued stock of Bancorp.

                   1.5. Bancorp Common Stock; Bancorp Preferred Stock. At and after the Effective Time, each share of Bancorp Common Stock and each share of Series A preferred stock, no par value, of Bancorp issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of the Surviving Corporation and shall not be affected by the Merger.

                   1.6. Options. Outstanding options to purchase CBI Common Stock shall be exchanged at the Effective Time as pro-vided in Section 6.7(c).

                   1.7. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Bancorp, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

                   1.8. Bylaws. At the Effective Time, the Bylaws of Bancorp, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereaf-ter amended in accordance with applicable law.

                   1.9. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of
         Section 368(a) of the Code and that this Agreement shall con-stitute a "plan of reorganization" for the purposes of Section 368 of the Code.










                   1.10. Board of Directors. From and after the Effec-tive Time, the Board of Directors of the Surviving Corporation shall consist of members of the Board of Directors of Bancorp as constituted immediately prior to the Effective Time.


                                    ARTICLE II
                                EXCHANGE OF SHARES

                   2.1 Bancorp to Make Shares Available. At or prior to the Effective Time, Bancorp shall deposit or shall cause to be deposited, with a bank or trust company selected by Bancorp and reasonably acceptable to CBI (which may be a Subsidiary of Bancorp) (the "Exchange Agent"), for the benefit of the holders of CBI Certificates, for exchange in accordance with this Ar-ticle II, certificates representing the shares of Bancorp Com-mon Stock and the cash in lieu of any fractional shares (such cash and certificates for shares of Bancorp Common Stock, to-gether with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Sec-tion 2.2(a) in exchange for outstanding shares of CBI Common Stock.

                   2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than five busi-ness days after receipt from CBI or its transfer agent of a list of shareholders of record of CBI as of the Effective Time, the Exchange Agent shall mail to each holder of record of a CBI Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of CBI Certificates to the Exchange Agent) and instructions for use in effecting the surrender of CBI Certificates in exchange for certificates representing the shares of Bancorp Common Stock and the cash in lieu of fractional shares, if any, into which the shares of CBI Common Stock represented by such the CBI Certificate or Certificates shall have been converted pur-suant to this Agreement. Upon proper surrender of a CBI Cer-tificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such CBI Certificate shall be en-titled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Bancorp Common Stock into which the shares of CBI Common Stock thereto-fore represented by the CBI Certificate so surrendered shall have been converted pursuant to the provisions of Article I hereof and (ii) a check representing the amount of cash in lieu of fractional shares, if any, that such holder has the right to receive in respect of the CBI Certificate surrendered pursuant










         to the provisions of Article II and the CBI Certificate so sur-rendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of CBI Certificates. Notwithstanding anything to the contrary con-tained herein, no certificate representing Bancorp Common Stock or cash in lieu of a fractional share interest shall be deliv-ered to a person who is an Affiliate (as defined in Section 6.5) of CBI unless such Affiliate has theretofore executed and delivered to Bancorp the agreement referred to in Section 6.5.

                   (b) No dividends or other distributions declared after the Effective Time with respect to Bancorp Common Stock shall be paid to the holder of any unsurrendered CBI Certifi-cate until the holder thereof shall surrender such CBI Certifi-cate in accordance with this Article II. After the surrender of a CBI Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to shares of Bancorp Common Stock represented by such CBI Certificate.

                   (c) If any certificate representing shares of Ban-corp Common Stock is to be issued in a name other than that in which the CBI Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the CBI Certificate so surrendered shall be properly en-dorsed (or accompanied by an appropriate instrument of trans-fer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes requested by reason of the issuance of a certificate representing shares of Bancorp Common Stock in any name other than that of the registered holder of the CBI Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                   (d) After the Effective Time, there shall be no transfers on the stock transfer books of CBI of the shares of CBI Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, CBI Certificates representing such shares are presented for trans-fer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Bancorp Common Stock as provided in this Article II.

                   (e) Notwithstanding anything to the contrary con-tained herein, no certificates or scrip representing fractional












         shares of Bancorp Common Stock shall be issued upon the sur-render for exchange of CBI Certificates, no dividend or distri-bution with respect to Bancorp Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CBI. In lieu of the issuance of any such fractional share, Bancorp shall pay to each former shareholder of CBI who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Bancorp Common Stock on the NASDAQ Stock Market National Market System as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share of Bancorp Common Stock which such holder would otherwise be entitled to receive pursu-ant to Section 1.4.

                   (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CBI for twelve months after the Effective Time shall be paid to Bancorp. Any shareholders of CBI who have not theretofore complied with this Article II shall thereafter look only to Bancorp for payment of the shares of Bancorp Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Bancorp Common Stock deliverable in respect of each share of CBI Common Stock that such shareholder is entitled to receive pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Bancorp, CBI, the Exchange Agent or any other person shall be liable to any former holder of shares of CBI Stock for any amount properly delivered to a public of-ficial pursuant to applicable abandoned property, escheat or similar laws.

                   (g) In the event any CBI Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CBI Certificate to be lost, stolen or destroyed and, if required by Bancorp, the posting by such person of a bond in such amount as Bancorp may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such CBI Cer-tificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed CBI Certificate the shares of Bancorp Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
















                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF CBI

                   Except as set forth in the disclosure schedule of CBI delivered to Bancorp concurrently herewith (the "CBI Disclosure Schedule"), CBI hereby represents and warrants to Bancorp as follows:

                   3.1. Corporate Organization. (a) CBI is a corpora-tion duly organized and validly existing under the laws of the state of Delaware. CBI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly li-censed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the charac-ter or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on CBI. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Bancorp, CBI or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, corporation, partnership or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes. CBI is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Certifi-cate of Incorporation and Bylaws of CBI, copies of which have previously been made available to Bancorp, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                   (b) CBI has previously delivered to Bancorp a sched-ule listing each CBI Subsidiary and setting forth for each such CBI Subsidiary the (i) jurisdiction in which it is organized,
         (ii) jurisdictions in which it is qualified to do business, and
         (iii) office or agency having primary regulatory authority over its business and operations. Each CBI Subsidiary (i) is duly organized and validly existing as a bank, corporation or part-nership under the laws of its jurisdiction of organization,
         (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect












         on CBI, and (iii) has all requisite corporate power and author-ity to own or lease its properties and assets and to carry on its business as now conducted.

                   (c) The minute books of CBI accurately reflect in all material respects all corporate actions since January 1, 1993, of its shareholders and Board of Directors (including committees of the Board of Directors of CBI).

                   3.2. Capitalization. (a) The authorized capital stock of CBI consists of 16,000,000 shares of CBI Common Stock and 2,000,000 shares of preferred stock, no par value per share. At the close of business on December 31, 1995, there were 10,060,685 shares of CBI Common Stock outstanding and no shares of CBI preferred stock outstanding. On December 31, 1995, no shares of CBI Common Stock or CBI preferred stock were reserved for issuance, except that (i) 305,846 shares of CBI Common Stock were reserved for issuance pursuant to CBI's divi-dend reinvestment and stock purchase plan (the "CBI DRIP"),
         (ii) 2,125,110 shares of CBI Common Stock were reserved for issuance upon the exercise of stock options pursuant to the 1990 Stock Incentive Plan and the Directors Stock Option Plan (the "CBI Stock Plans"), (iii) 400,000 shares of CBI Series A junior participating preferred stock, no par value, were re-served for issuance upon exercise of the rights (the "CBI Rights") distributed to holders of CBI Common Stock pursuant to the Rights Agreement, dated as of June 30, 1995, between CBI and First Interstate Bank of California, as Rights Agent (the "CBI Rights Agreement"), and (iv) the shares of CBI Common Stock issuable pursuant to the CBI Option Agreement. All of the issued and outstanding shares of CBI Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal li-ability attaching to the ownership thereof. Except as stated above, CBI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agree-ments of any character calling for the purchase or issuance of any shares of CBI Common Stock or CBI preferred stock or any other equity securities of CBI or any securities representing the right to purchase or otherwise receive any shares of CBI Common Stock or CBI preferred stock. CBI has previously pro-vided Bancorp with a list of the option holders, the date of each option to purchase CBI Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the CBI Stock Plans. As reflected on such list, options for 677,555 shares were outstanding at December 31, 1995, all of which will be exercisable prior to the Effec-tive Time in accordance with their terms. Since December 31, 1995, CBI has not issued any shares of its capital stock or any











         securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of em-ployee stock options.

                   (b) CBI owns directly all of the issued and out-standing shares of capital stock of each of the CBI Subsidiar-ies, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability at-taching to the ownership thereof. No CBI Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities rep-resenting the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsid-iary. Assuming compliance by Bancorp with Section 1.6 hereof, at the Effective Time, there will not be any outstanding sub-scriptions, options, warrants, calls, commitments or agreements of any character by which CBI or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of CBI or any of its Subsidiaries.

                   3.3. Authority; No Violation. (a) CBI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CBI.
         The Board of Directors of CBI has directed that this Agreement and the transactions contemplated hereby be submitted to CBI's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the affirma-tive vote of the holders of a majority of the outstanding shares of CBI Common Stock, no other corporate proceedings on the part of CBI are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agree-ment has been duly and validly executed and delivered by CBI and (assuming due authorization, execution and delivery by Ban-corp) constitutes a valid and binding obligation of CBI, en-forceable against CBI in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                   (b) Neither the execution and delivery of this Agreement by CBI nor the consummation by CBI of the transac-tions contemplated hereby, nor compliance by CBI with any of











         the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of CBI or (ii) assuming that the consents and approvals referred to in Section
         3.4 are duly obtained (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBI or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any ben-efit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or can-cellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective proper-ties or assets of CBI or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mort-gage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBI or any of its Sub-sidiaries is a party, or by which they or any of their respec-tive properties or assets may be bound or affected, except (in case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the ag-gregate, will not have or be reasonably likely to have a Mate-rial Adverse Effect on CBI.

                   3.4. Consents and Approvals. Except for (i) the filing of the applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, (ii) the filing of any req-uisite applications with the Office of the Comptroller of the Currency (the "OCC") or the Federal Deposit Insurance Corpora-tion (the "FDIC") in connection with the merger of Subsidiaries of CBI and Bancorp, (iii) the filing of any required applica-tions or notices with any state bank regulatory agencies (the "State Approvals"), (iv) the filing with the SEC of a proxy statement in definitive form relating to the meeting of CBI's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (v) the filing of the Articles of Merger with the Oregon Secretary pur-suant to the OBCA, (vi) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Bancorp Common Stock pursuant to this Agreement, (viii) the approval of this Agreement by the requisite vote of the shareholders of CBI, and
         (ix) the consents and approvals set forth in CBI Disclosure











         Schedule, no consents or approvals of or filings or registra-tions with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Gov-ernmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by CBI of this Agreement and (B) the consummation by CBI of the Merger and the other transactions contemplated hereby.

                   3.5. Reports. CBI and each of its Subsidiaries have timely and properly filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993, with (i) the Federal Reserve Board, (ii) the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act ("HOLA"), (iii) any state regulatory authority (each a "State Regulator"), (iv) the OCC, (v) the FDIC, and
         (vi) any other self-regulatory organization ("SRO") (col-lectively, "Regulatory Agencies"), and all other material re-ports and statements required to be filed by them since January 1, 1993, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations con-ducted by a Regulatory Agency in the regular course of the business of CBI and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of CBI, in-vestigation into the business or operations of CBI or any of its Subsidiaries since January 1, 1993. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of CBI or any of its Subsidiaries.

                   3.6. Financial Statements. CBI has previously de-livered to Bancorp copies of (a) the consolidated balance sheets of CBI and its Subsidiaries as of December 31, for the fiscal years 1993 and 1994, and the related consolidated state-ments of income, changes in stockholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in CBI's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the SEC under the Securities Ex-change Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants, with respect to CBI, (b) the unaudited consolidated balance sheet of CBI and its Subsidiar-ies as of December 31, 1995, and the related unaudited consoli-dated statements of income, cash flows and changes in stock-holders' equity for the fiscal year 1995 substantially in the form that is proposed to be reported in CBI's Annual Report on Form 10-K for the period ended December 31, 1995, filed with













         the SEC under the Exchange Act, and (c) the unaudited consoli-dated balance sheets of CBI as of September 30, 1995, and Sep-tember 30, 1994, and the related unaudited consolidated state-ments of income, cash flows, and changes in stockholders' eq-uity for the nine months then ended as reported in CBI's Quar-terly Report on Form 10-Q for the period ended September 30, 1995, filed with the SEC under the Exchange Act. The financial statements referred to in this Section 3.6 (including the re-lated notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjust-ments normal in nature and amount), the results of the consoli-dated operations and changes in stockholders' equity and con-solidated financial position of CBI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the re-lated notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where ap-plicable) has been prepared in accordance with generally ac-cepted accounting principles ("GAAP") consistently applied dur-ing the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of un-audited quarterly statements, as permitted by Form 10-Q. The allowances for credit losses contained in the financial state-ments referred to in this Section 3.6 were adequate as of their respective dates to absorb reasonably anticipated losses in the loan portfolio of CBI and its Subsidiaries in view of the size and character of such portfolio, the current economic condi-tions, and other pertinent factors and no facts have subse-quently come to the attention of management of CBI that would cause management to restate in any material way the level of such allowance for credit losses. With respect to other real estate owned by CBI and its Subsidiaries, the value attributed thereto for purposes of compiling such financial statements does not exceed the aggregate fair market value of such real estate as of the date of acquisition of such real estate or as subsequently reduced, all in accordance with regulations of the applicable Regulatory Agencies. The books and records of CBI and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                   3.7. Broker's Fees. Except for the services of Goldman, Sachs & Co. pursuant to an agreement dated Novem-ber 21, 1995, a copy of which has previously been provided to Bancorp, neither CBI nor any CBI Subsidiary nor any of their respective officers or directors has employed any broker or











         finder or incurred any liability for any broker's fees, com-missions or finder's fees in connection with any of the trans-actions contemplated by this Agreement, or the CBI Option Agreement.

                   3.8. Absence of Certain Changes or Events. (a) Ex-cept as publicly disclosed in CBI Reports (as defined below) filed prior to the date hereof, since December 31, 1994, (i) neither CBI nor any of its Subsidiaries has incurred any mate-rial liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred that has had, or is reasonably likely to have, indi-vidually or in the aggregate, a Material Adverse Effect on CBI.

                   (b) Except as publicly disclosed in CBI Reports filed prior to the date hereof, since December 31, 1994, CBI and its Subsidiaries have carried on their respective busi-nesses in the ordinary and usual course consistent with their past practices.

                   (c) Since January 1, 1995, neither CBI nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or di-rector from the amount thereof in effect as of January 1, 1995, granted any severance or termination pay, entered into any con-tract to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses, (ii) suf-fered any strike, work stoppage, slowdown, or other labor dis-turbance, or (iii) been the subject of any organizing activi-ties known to CBI.

                   3.9. Legal Proceedings. (a) Except as publicly disclosed in CBI Reports filed prior to the date hereof, nei-ther CBI nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of CBI's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory in-vestigations of any nature (i) against CBI or any of its Sub-sidiaries as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Ad-verse Effect on CBI or (ii) challenging the validity or propri-ety of the transactions contemplated by this Agreement or the CBI Option Agreement.













                   (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon CBI, any of its Subsid-iaries or the assets of CBI or any of its Subsidiaries that has had, or might reasonably be expected to have, a Material Ad-verse Effect on CBI.

                   3.10. Taxes and Tax Returns. (a) Each of CBI and its Subsidiaries has duly filed all material federal, state and, to the best of CBI's knowledge, material local information returns and tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county or local taxing authori-ties (including, without limitation, if and to the extent ap-plicable, those due in respect of its properties, income, busi-ness, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges that (1) are not yet delinquent or are being contested in good faith and (2) have not been finally determined. The income tax returns of CBI and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS"), and any liability with respect thereto has been satisfied for all years to and including 1981, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. To the best of CBI's knowledge, there are no material disputes pend-ing, or claims asserted for, Taxes or assessments upon CBI or any of its Subsidiaries, nor has CBI or any of its Subsidiaries been requested to give any currently effective waivers extend-ing the statutory period of limitation applicable to any fed-eral, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by CBI and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on CBI, (ii) federal, state, county and local returns that are accurate and complete in all material respects have been filed by CBI and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on CBI, (iii) the amounts shown on such federal, state, local or county re-turns to be due and payable have been paid in full or adequate provision therefor has been included by CBI in its consolidated financial statements as of December 31, 1995, except where failure to do so would not have a Material Adverse Effect on CBI and (iv) there are no tax liens upon any property or assets of CBI or its Subsidiaries except liens for current taxes not











         yet due. To the knowledge of CBI, no property of CBI or any of its Subsidiaries is property that CBI or any of its Subsidiar-ies is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of
         Section 169(h) of the Code. Neither CBI nor any of its Subsid-iaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by CBI or any of its Sub-sidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in
         Section 3.6 hereof, neither CBI nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on CBI.

                   (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

                   (c) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any em-ployee, officer or director of CBI or any of its affiliates who is a "Disqualified Individual" (as such term is defined in pro-posed Treasury Regulation Section 1.280G-1) under any employ-ment, severance or termination agreement, other compensation arrangement or CBI Benefit Plan (as defined below) currently in effect would not be characterized as an "excess parachute pay-ment" (as such term is defined in Section 280G(b)(1) of the Code).

                   (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by CBI or any Subsidiary of CBI under any contract, plan, program, arrangement or understanding is reasonably likely.

                   3.11. Employees. (a) The CBI Disclosure Schedule sets forth a true and complete list of each material plan, ar-rangement or agreement regarding compensation or benefits for any employees, former employees, directors, or former directors that is maintained as of the date of this Agreement (the "CBI










         Benefit Plans") by CBI or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Af-filiate"), all of which together with CBI would be deemed a "single employer" with the meaning of Section 4001 of the Em-ployee Retirement Income Security Act of 1974, as amended ("ERISA").

                   (b) CBI has heretofore delivered to Bancorp true and complete copies of each of the CBI Benefit Plans and all re-lated documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

                   (c) (i) Each of the CBI Benefit Plans has been oper-ated and administered in all material respects in compliance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the CBI Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each CBI Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such CBI Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actu-arial report prepared by such CBI Benefit Plan's actuary with respect to such CBI Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such CBI Benefit Plan allocable to such accrued benefits, (iv) no CBI Benefit Plan provides benefits, including, without limi-tation, death or medical benefits (whether or not insured), with respect to current or former employees of CBI, its Subsid-iaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of CBI, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by CBI, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to CBI, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no CBI Benefit Plan is a "multiemployer pension plan," as such term is defined in Sec-tion 3(37) of ERISA, (vii) all contributions or other amounts payable by CBI or its Subsidiaries as of the Effective Time with respect to each CBI Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the











         Code, (viii) neither CBI, its Subsidiaries nor any ERISA Af-filiate has engaged in a transaction in connection with which CBI, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
         Section 4975 or 4976 of the Code, and (ix) to the best knowl-edge of CBI there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the CBI Benefit Plans or any trusts re-lated thereto.

                   (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of CBI or any of its affiliates from CBI or any of its affiliates under any CBI Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any CBI Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

                   (e) CBI has previously delivered to Bancorp a sched-ule setting forth for each management employee of CBI or its Subsidiaries who is a party to any employment, golden para-chute, or severance agreement, the approximate maximum amount of payments and benefits other than vested retirement benefits and previously deferred compensation to which each such em-ployee will become entitled in the event that such employee's employment is terminated following the consummation of the Merger.

                   3.12. SEC Reports. CBI has previously made avail-able, to Bancorp an accurate and complete copy of each (a) fi-nal registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 by CBI with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "CBI Reports") and prior to the date hereof and (b) communication mailed by CBI to its shareholders since January 1, 1994, and no such reg-istration statement, prospectus, report, schedule, proxy state-ment or communication contained any untrue statement of a mate-rial fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. CBI has timely filed all CBI Reports and other documents required to be filed by it under the Securities Act and the










         Exchange Act, and, as of their respective dates, all CBI Re-ports complied in all material respect with the published rules and regulations of the SEC with respect thereto.

                   3.13. Compliance with Applicable Law. (a) CBI and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations nec-essary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable laws, statutes, orders, rules, regulations of any Governmental Entity relating to CBI or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authoriza-tion or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on CBI, and neither CBI nor any of its Subsidiaries knows of, or has re-ceived notice of, any material violations of any of the above.

                   (b) Except as would not have a Material Adverse Ef-fect, (i) no real property presently or previously owned, oper-ated, or leased by CBI or any of its Subsidiaries or, to the best of their knowledge, securing any obligations owed to them has been used as a storage or disposal site for hazardous sub-stances within the meaning of any applicable federal, state, or local statute, law, rule, or regulation, and no hazardous sub-stances have been transferred from or to such real property,
         (ii) no governmental entity has issued any citation or notice of violation relating to any environmental matter concerning any real property owned, operated, or leased by CBI or any of its Subsidiaries or, to the best of their knowledge securing any obligations owed to them, and neither CBI nor any of its Subsidiaries has received any notice that any such real prop-erty may or will be included on any list of areas affected by any release of any hazardous substance or that it has or may be named as a responsible or potentially responsible party with respect to any hazardous substance site, and (iii) neither CBI nor any of its Subsidiaries has received any notice of any threatened investigation, proceeding, or litigation concerning any such real property with respect to any environmental matter or knows of any basis for any such investigation, proceeding, or litigation.

                   3.14. Certain Contracts. (a) Neither CBI nor any of its Subsidiaries is a party to or bound by any contract, ar-rangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, of-ficers, employees or consultants, (ii) that, upon the consum-mation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or











         events) result in any payment (whether of severance pay or oth-erwise) becoming due from Bancorp, CBI, the Surviving Corpora-tion, or any of their respective Subsidiaries to any officer or employee thereof, (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be per-formed after the date of this Agreement that has not been filed or incorporated by reference in the CBI Reports, (iv) that ma-terially restricts the conduct of any line of business by CBI,
         (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. CBI has delivered to Bancorp a complete list as of the date of this Agreement of each contract to which CBI or any of its Subsidiaries is a party that involves an amount in excess of $100,000 or that has an unexpired term in excess of one year from the date of this Agreement other than loans, deposits, letters of credit, and similar transactions entered into by CBI in the ordinary course of business. In addition, CBI has previously delivered to Bancorp true and cor-rect copies of all employment, consulting, and deferred com-pensation agreements that are in writing and a written summary of all such contracts that are material to CBI and not in writ-ing. Each contract, arrangement, commitment or understanding of the type described in Section 3.14(a), whether or not set forth in the CBI Disclosure Schedule, is referred to herein as a "CBI Contract." Neither CBI nor any of its Subsidiaries knows of, or has received notice of, any violation of any CBI Contract by any of the other parties thereto that, individually or in the aggregate, would have a Material Adverse Effect on CBI.

                   (b) (i) Each CBI Contract is valid and binding and in full force and effect, (ii) CBI and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each CBI Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on CBI, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of CBI or any of its Subsidiaries or, to the knowledge of CBI, on the part of any other party under any such CBI Con-tract, except where such default, individually or in the ag-gregate, would not have a Material Adverse Effect on CBI.












                   3.15. Agreements with Regulatory Agencies. Neither CBI nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar under-taking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any resolutions at the request of (each, whether or not set forth in the CBI Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has CBI or any of its Subsidiaries been ad-vised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

                   3.16. Undisclosed Liabilities. Except for those li-abilities that are fully reflected or reserved against on the consolidated balance sheet of CBI as of December 31, 1995, and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1995, neither CBI nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on CBI.

                   3.17. State Takeover Laws. The Board of Directors of CBI has taken such actions as are necessary such that the provisions of Section 203 of the DGCL will not apply to this Agreement or the CBI Option Agreement or any of the transac-tions contemplated hereby or thereby.

                   3.18. Rights Agreement. CBI has taken all action (including, if required, redeeming all of the outstanding pre-ferred stock purchase rights issued pursuant to the CBI Rights Agreement or amending or terminating the CBI Rights Agreement) so that the entering into of this Agreement and the CBI Option Agreement, the Merger, the acquisition of shares pursuant to the CBI Option Agreement and the other transactions contem-plated hereby and thereby do not and will not result in the grant of any rights to any person under the CBI Rights Agree-ment or enable or require the CBI Rights to be exercised, dis-tributed or triggered.

                   3.19. Pooling of Interests. As of the date of this Agreement, CBI has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.










                   3.20. Interest Rate Risk Management Instruments; De-rivatives. (a) CBI has heretofore delivered to Bancorp an accurate and complete list of (A) all interest rate swaps, caps, floors, option agreements, and other interest rate risk management arrangements and other instruments generally known as "derivatives" to which CBI or any of its Subsidiaries is a party or to which any of their properties or assets may be sub-ject and (B) all securities owned by CBI or its Subsidiaries that are generally known as "structured note," "high risk mort-gage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives" (instruments or agreements of the type referred to in clauses (A) and (B), collectively, "Derivative Securities"). Neither CBI nor any of its Subsid-iaries has purchased any Derivative Security for, or invested in any Derivative Security any assets of, any account or person for which it or any such subsidiary acts as a trustee, fidu-ciary, or investment advisor.

                   (b) All Derivative Securities to which CBI or any of its Subsidiaries is a party or to which any of their properties or assets may be subject were entered into in the ordinary course of business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations, and policies of the Regulatory Agencies and with counterparties believed to be financially responsible at the time and are le-gal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, in-solvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally, and the availability of eq-uitable remedies), and are in full force and effect. CBI and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder, and, to its knowl-edge, there are no breaches, violations, or defaults or allega-tions or assertions of such by any party thereunder.

                   3.21. Properties. (a) Except as would not have a Material Adverse Effect on CBI, (i) except for assets disposed of in the ordinary course of business, CBI and each of its Sub-sidiaries possess good and marketable title to and own, free of any encumbrances (other than liens for taxes not yet due, statutory rights of redemption with respect to properties ac-quired in the course of collecting loans, liens securing in-debtedness of not more than $100,000, and easements or rights of way of public utilities or similar encumbrances not materi-ally interfering with the conduct of business), all of their material real, personal, and intangible properties and other assets; (ii) the leases pursuant to which CBI or any of its Subsidiaries lease real or personal property are valid and ef-fective in accordance with their respective terms and, to the











         knowledge of CBI, there is not, under any such lease, any mate-rial existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a de-fault; (iii) the material properties owned or leased by CBI and each of its Subsidiaries are in good condition, free from any defects that would materially interfere with the continued use thereof in the conduct of their normal operations; and (iv) CBI and its Subsidiaries own or lease all property upon which their continued business operations are materially dependent (except for properties securing loans by CBI).


                                    ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BANCORP

                   Except as set forth in the disclosure schedule of Bancorp delivered to CBI concurrently herewith (the "Bancorp Disclosure Schedule"), Bancorp hereby represents and warrants to CBI as follows:

                   4.1. Corporate Organization. (a) Bancorp is a cor-poration duly organized, validly existing under the laws of the State of Oregon. Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly li-censed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the charac-ter or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Bancorp. Bancorp is duly regis-tered as a bank holding company under the BHC Act. The Ar-ticles of Incorporation and Bylaws of Bancorp, copies of which have previously been made available to CBI, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                   (b) Each Bancorp Subsidiary (i) is duly organized and validly existing as a bank, corporation or partnership un-der the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdic-tions (whether federal, state, local or foreign) where its own-ership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Bancorp, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.












                   (c) The minute books of Bancorp accurately reflect in all material respects all corporate actions since January 1, 1994, of its shareholders and Board of Directors (including committees of the Board of Directors of Bancorp).

                   4.2. Capitalization. (a) The authorized capital stock of Bancorp consists of (i) 250,000,000 shares of Bancorp Common Stock, of which as of December 31, 1995, 150,592,468 shares were issued and outstanding and (ii) 50,000,000 shares of Preferred Stock, no par value ("Bancorp Preferred Stock"), of which as of December 31, 1995, 6,000,000 shares designated as Series A were issued and outstanding. All of the issued and outstanding shares of Bancorp Common Stock and Bancorp Pre-ferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for shares of Bancorp Common Stock reserved for issuance pursuant to the Bancorp Ben-efit Plans (as defined below), and (iii) Bancorp's dividend reinvestment and stock purchase plan (the "Bancorp DRIP"), Ban-corp does not have and is not bound by any outstanding sub-scriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bancorp Common Stock or Bancorp Preferred Stock or any other equity securities of Bancorp or any securities repre-senting the right to purchase or otherwise receive any shares of Bancorp Common Stock or Bancorp Preferred Stock. As of De-cember 31, 1995, 12,277,723 shares of Bancorp Common Stock were reserved for issuance pursuant to the Bancorp DRIP and Bancorp Benefit Plans and no shares of Bancorp Preferred Stock were reserved for issuance. As of the date of this Agreement, since December 31, 1995, Bancorp has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to (i) the exercise of employee stock options granted prior to such date, (ii) the Bancorp Option Agreement, (iii) the Bancorp DRIP, (iv) the Bancorp Employee Investment Plan, and (v) the grant of options to non-employee directors. The Shares of Ban-corp Capital Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                   (b) Bancorp owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Bancorp Subsidiaries, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully











         paid, nonassessable and free of preemptive rights, with no per-sonal liability attaching to the ownership thereof. No Bancorp Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or other-wise receive any shares of capital stock or any other equity security of such Subsidiary.

                   4.3. Authority; No Violation. (a) Bancorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bancorp and no other corporate proceedings on the part of Bancorp are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bancorp and (assuming due authorization, execution and delivery by CBI) constitutes a valid and binding obligation of Bancorp, enforceable against Bancorp in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies gen-erally.

                   (b) Neither the execution and delivery of this Agreement by Bancorp, nor the consummation by Bancorp of the transactions contemplated hereby, nor compliance by Bancorp with any of the terms or provisions hereof, will (i) violate any provisions of the Articles of Incorporation or Bylaws of Bancorp or (ii) assuming that the consents and approvals re-ferred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancorp or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provi-sion of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancorp or any of its Subsidiaries is a party, or by which they










         or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either indi-vidually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Bancorp.

                   4.4. Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, (ii) the filing of any requisite applications with the OCC or the FDIC in connection with the merger of Subsidiaries of CBI and Bancorp, (iii) the filing of the State Approvals, (iv) the filing with the SEC of the Proxy Statement and the S-4, (v) the filing of the Articles of Merger with the Oregon Secretary pursuant to the OBCA, (vi) the filing of the Certificate of Merger with the Delaware Sec-retary pursuant to the DGCL, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issu-ance of the shares of Bancorp Common Stock pursuant to this Agreement, and (viii) the approval of this Agreement by the requisite vote of the shareholders of CBI, no consents or ap-provals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with
         (A) the execution and delivery by Bancorp of this Agreement and
         (B) the consummation by Bancorp of the Merger and the other transactions contemplated hereby.

                   4.5. Reports. Bancorp and each of its Subsidiaries have timely and properly filed all material reports, registra-tions and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994, with the Regulatory Agencies, and all other material reports and statements required to be filed by them since January 1, 1994, and have paid all fees and assess-ments due and payable in connection therewith. Except for nor-mal examinations conducted by a Regulatory Agency in the regu-lar course of the business of Bancorp and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Bancorp, investigation into the business or opera-tions of Bancorp or any of its Subsidiaries since January 1, 1994. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Bancorp or any of its Subsidiaries.

                   4.6. Financial Statements. Bancorp has previously delivered to CBI copies of (a) the consolidated balance sheets of Bancorp and is Subsidiaries as of December 31, for the fis-cal years 1993 and 1994, and the related consolidated state-ments of income, changes in shareholders' equity and cash flows










         for the fiscal years 1992 through 1994, inclusive, as reported in Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Deloitte & Touche LLP, independent auditors with respect to Bancorp, (b) the unaudited consolidated balance sheet of Bancorp and its subsidiaries as of December 31, 1995, and the related consoli-dated statements of income, cash flows and changes in share-holders' equity for the fiscal year ended December 31, 1995, substantially in the form that is proposed to be reported in Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the SEC under the Exchange Act, and (c) the unaudited consolidated balance sheets of Bancorp and its Subsidiaries as of September 30, 1995, and September 30, 1994, and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity for the nine months then ended as reported in Bancorp's Quarterly Re-port on Form 10-Q for the period ended September 30, 1995, filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.6 (including the re-lated notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjust-ments normal in nature and amount), the results of the consoli-dated operations and changes in shareholders' equity and con-solidated financial position of Bancorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the re-lated notes, where applicable) complies in all material re-spects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The allowances for credit losses contained in the financial statements referred to in this Section 4.6 were adequate as of their respective dates to absorb reasonably an-ticipated losses in the loan portfolio of Bancorp and its Sub-sidiaries in view of the size and character of such portfolio, the current economic conditions, and other pertinent factors and no facts have subsequently come to the attention of manage-ment of Bancorp that would cause management to restate in any material way the level of such allowance for credit losses. With respect to other real estate owned by Bancorp and its Sub-sidiaries, the value attributed thereto for purposes of compil-ing such financial statements does not exceed the aggregate fair market value of such real estate as of the date of acqui-sition of such real estate or as subsequently reduced, all in











         accordance with regulations of the applicable Regulatory Agen-cies. The books and records of Bancorp and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and ac-counting requirements and reflect only actual transactions.

                   4.7. Brokers' Fees. Neither Bancorp nor any Bancorp Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the CBI Option Agreement.

                   4.8. Absence of Certain Changes or Events. (a) Ex-cept as publicly disclosed in Bancorp Reports (as defined be-low) filed prior to the date hereof, since December 31, 1994,
         (i) as of the date of this Agreement, neither Bancorp nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bancorp.

                   (b) Except as publicly disclosed in Bancorp Reports filed prior to the date hereof, from December 31, 1994, through the date of this Agreement, Bancorp and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

                   (c) Since January 1, 1995, neither Bancorp nor any of its Subsidiaries has (i) suffered any strike, work stoppage, slowdown, or other labor disturbance or (ii) been the subject of any organizing activities.

                   4.9. Legal Proceedings. (a) Except as publicly disclosed in Bancorp Reports filed prior to the date hereof, neither Bancorp nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Bancorp's knowl-edge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regu-latory investigations of any nature (i) against Bancorp or any of its Subsidiaries as to which there is a reasonable possibil-ity of an adverse determination and which, if adversely deter-mined, would, individually or in the aggregate, have a Material Adverse Effect on Bancorp or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

                   (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Bancorp, any of its Sub-sidiaries or the assets of Bancorp or any of its Subsidiaries










         that has had, or might reasonably be expected to have, a Mate-rial Adverse Effect on Bancorp or the Surviving Corporation.

                   4.10. Taxes and Tax Returns. (a) Each of Bancorp and its Subsidiaries has duty filed all material federal, state and, to the best of Bancorp's knowledge, material local infor-mation returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, in-come, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges (1) that are not yet delinquent or are being contested in good faith and
         (2) have not been finally determined. The income tax returns of Bancorp and its Subsidiaries have been examined by the In-ternal Revenue Service (the "IRS") and any liability with re-spect thereto has been satisfied for all years to and including 1985, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. To the best of Bancorp's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Ban-corp or any of its Subsidiaries, nor has Bancorp or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Bancorp and its Subsidiaries from their em-ployees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable fed-eral, state and local laws, except where failure to do so would not have a Material Adverse Effect on Bancorp, (ii) federal, state, county and local returns that are accurate and complete in all material respects have been filed by Bancorp and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unem-ployment taxes, except where failure to do so would not have a Material Adverse Effect on Bancorp, (iii) the amounts shown on such federal, state, local or county returns to be due and pay-able have been paid in full or adequate provision therefor has been included by Bancorp in its consolidated financial state-ments as of December 31, 1995, except where failure to do so would not have a Material Adverse Effect on Bancorp and (iv) there are no Tax liens upon any property or assets of the Ban-corp or its Subsidiaries except liens for current taxes not yet due. To the knowledge of Bancorp, no property of Bancorp or










         any of its Subsidiaries is property that Bancorp or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 169(h) of the Code. Neither Bancorp nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Bancorp or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in ac-counting method. Except as set forth in the financial state-ments described in Section 4.6 hereof, neither Bancorp nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on Bancorp.

                   (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any em-ployee, officer or director of Bancorp or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any em-ployment, severance or termination agreement, other compensa-tion arrangement or Bancorp Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                   (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Bancorp or any Subsidiary of Bancorp under any contract, plan, program, arrangement or understanding is rea-sonably likely.

                   4.11. Employees. (a) The Bancorp Disclosure Sched-ule sets forth a true and complete list of each material plan, arrangement or agreement regarding compensation or benefits for any employees, former employees, directors, or former directors that is maintained as of the date of this Agreement (the "Ban-corp Benefit Plans") by Bancorp, any of its Subsidiaries or by any trade or business; whether or not incorporated (a "Bancorp ERISA Affiliate"), all of which together with Bancorp would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

                   (b) Bancorp has heretofore delivered to CBI true and complete copies of each of the Bancorp Benefit Plans and all related documents, including but not limited to (i) the actu-arial report for such Bancorp Benefit Plan (if applicable) for










         each of the last two years, and (ii) the most recent deter-mination letter from the Internal Revenue Service (if applica-ble) for such Bancorp Benefit Plan.

                   (c) (i) Each of the Bancorp Benefit Plans has been operated and administered in all material respects in compli-ance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Bancorp Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Bancorp Ben-efit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Bancorp Benefit Plan based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Bancorp Benefit Plan's actuary with respect to such Bancorp Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Bancorp Benefit Plan allocable to such accrued benefits, (iv) no Bancorp Benefit Plan provides benefits, including without limitation death or medical ben-efits (whether or not insured), with respect to current or former employees of Bancorp, its Subsidiaries or any Bancorp ERISA beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Bancorp, its Subsidiaries or the Bancorp ERISA Affili-ates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no li-ability under Title IV of ERISA has been incurred by Bancorp, its Subsidiaries or any Bancorp ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Bancorp, its Subsidiaries or any Bancorp ERISA Affiliate of incurring a material liability thereunder, (vi) no Bancorp Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contribu-tions or other amounts payable by Bancorp or its Subsidiaries as of the Effective Time with respect to each Bancorp Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code,
         (viii) neither Bancorp, its Subsidiaries nor any Bancorp ERISA Affiliate has engaged in a transaction in connection with which Bancorp, its Subsidiaries or any Bancorp ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Bancorp there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Bancorp Benefit Plans or any trusts related thereto.










                   (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Bancorp or any of its affiliates from Bancorp or any of its affiliates under any Bancorp Benefit Plan or oth-erwise, (ii) materially increase any benefits otherwise payable under any Bancorp Benefit Plan, or (iii) result in any ac-celeration of the time of payment or vesting of any such ben-efits to any material extent.

                   4.12. SEC Reports. Bancorp has previously made available to CBI an accurate and complete copy of each (a) fi-nal registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994, by Ban-corp with the SEC pursuant to the Securities Act or the Ex-change Act (the "Bancorp Reports") and prior to the date hereof and (b) communication mailed by Bancorp to its shareholders since January 1, 1994, and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact re-quired to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an ear-lier date. Bancorp has timely filed all Bancorp Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Bancorp Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

                   4.13. Compliance with Applicable Law. (a) Bancorp and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable laws, statutes, orders, rules, or regulations of any Governmental Entity relating to Bancorp or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, indi-vidually or in the aggregate, have a Material Adverse Effect on Bancorp, and neither Bancorp nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.












                   (b) Except as would not have a Material Adverse Ef-fect, (i) no real property presently or previously owned, oper-ated, or leased by Bancorp or any of its Subsidiaries or, to the best of their knowledge, securing any obligations owed to them has been used as a storage or disposal site for hazardous substances within the meaning of any applicable federal, state, or local statute, law, rule, or regulation, and no hazardous substances have been transferred from or to such real property,
         (ii) no governmental entity has issued any citation or notice of violation relating to any environmental matter concerning any real property owned, operated, or leased by Bancorp or any of its Subsidiaries or, to the best of their knowledge securing any obligations owed to them, and neither Bancorp nor any of its Subsidiaries has received any notice that any such real property may or will be included on any list of areas affected by any release of any hazardous substance or that it has or may be named as a responsible or potentially responsible party with respect to any hazardous substance site, and (iii) neither Ban-corp nor any of its Subsidiaries has received any notice of any threatened investigation, proceeding, or litigation concerning any such real property with aspect to any environmental matter or knows of any basis for any such investigation, proceeding, or litigation.

                   4.14. Certain Contracts. (a) As of the date of this Agreement, neither Bancorp nor any of its Subsidiaries is a party to or bound by any contact, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consult-ants, (ii) that, upon the consummation of the transactions con-templated by this Agreement will (either alone or upon the oc-currence of any additional acts or events) result in any pay-ment (whether of severance pay or otherwise) becoming due from Bancorp, CBI, the surviving Corporation, or any of their re-spective Subsidiaries to any officer or employee thereof, (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by ref-erence in the Bancorp Reports, (iv) that materially restricts the conduct of any line of business by Bancorp, (v) with or to a labor union or guild (including any collective bargaining agreement), or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock pur-chase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by the Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a),










         whether or not set forth in the Bancorp Disclosure Schedule, is referred to herein as a "Bancorp Contract." Neither Bancorp nor any of its Subsidiaries knows of, or has received notice of, any violation of any violation of any Bancorp Contract by any of the other parties thereto that, individually or in the aggregate, would have a Material Adverse Effect on Bancorp.

                   (b) (i) Each Bancorp Contract is valid and binding and in full force and effect, (ii) Bancorp and each of its Sub-sidiaries has in all material respects performed all obliga-tions required to be performed by it to date under each Bancorp Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Ban-corp, and (iii) no event or condition exists that constitutes or, after notice, or lapse of time, or both, would constitute, a material default on the part of Bancorp or any of its Subsid-iaries or, to the knowledge of Bancorp, on the part of any other party under any such Bancorp Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Bancorp.

                   4.15. Agreements with Regulatory Agencies. Neither Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any writ-ten agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar under-taking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in the Bancorp Disclosure Schedule, a "Bancorp Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any man-ner relates to its capital adequacy, its credit policies, its management or its business, nor has Bancorp or any of its Sub-sidiaries been advised by any Regulatory Agency or other Gov-ernmental Entity that it is considering issuing or requesting any Regulatory Agreement.

                   4.16. Undisclosed Liabilities. As of the date of this Agreement, except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Bancorp dated as of December 31, 1995, and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1995, neither Bancorp nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could rea-sonably be expected to have, a Material Adverse Effect on Ban-corp.










                   4.17. Pooling of Interests. As of date of this Agreement, Bancorp has no reason to believe that the Merger will not qualify as a pooling of interests for accounting pur-poses.

                   4.18. Interest Rate Risk Management Instruments; De-rivatives. (a) Bancorp has heretofore delivered to CBI an accurate and complete list of all Derivative Securities to which Bancorp or any of its Subsidiaries is a party or any of their properties may be subject, or that are owned by Bancorp or any of its Subsidiaries. Neither Bancorp nor any of its Subsidiaries has purchased any Derivative Security for, or in-vested in any Derivative Security any assets of, any account or person for which it or any such Subsidiary acts as a trustee, fiduciary, or investment advisor.

                   (b) All Derivative Securities to which Bancorp or any of its Subsidiaries is a party or to which any of their properties or assets may be subject were entered into in the ordinary course of business and, to its knowledge, in ac-cordance with prudent banking practice and applicable rules, regulations, and policies of the Regulatory Agencies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally, and the availability of equitable remedies), and are in full force and effect. Bancorp and each of its Subsidiaries has duly per-formed in all material respects all of its obligations thereun-der, and, to its knowledge, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

                   4.19. State Takeover Laws. The Board of Directors of Bancorp has taken such actions as are necessary such that the provisions of Sections 60.825 to 60.845 of the Oregon Busi-ness Corporation Act regarding business combinations and the Oregon Control Share Act (Sections 60.801 to 60.813) will not apply to this Agreement or to any of the transactions contem-plated hereby or thereby.


                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                   5.1. Conduct of CBI Businesses Prior to the Effec-tive Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or per-mitted by this Agreement or the CBI Option Agreement, CBI










         shall, and shall cause its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to main-tain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action that would adversely affect or delay the ability of CBI or Bancorp to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions con-templated hereby or to perform its covenants and agreements under this Agreement or the CBI Option Agreement.

                   5.2. CBI Forbearances. During the period from the date of this Agreement to the Effective Time, except as ex-pressly contemplated or permitted by this Agreement or the CBI Option Agreement, CBI shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Ban-corp:

                   (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness in-curred to refinance short-term indebtedness and indebt-edness of CBI or any of its Subsidiaries to CBI or any of its Subsidiaries; it being understood and agreed that in-currence of indebtedness in the ordinary course of busi-ness shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

                   (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, pur-chase or otherwise acquire, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock, or grant or issue any stock appreciation rights or grant or issue to any individual, corporation or other entity any right to acquire any shares of its capital stock (except for regular quarterly cash dividends at the rate not in excess of the rate being paid at the date of this Agree-ment as such rate may be increased at times and in amounts as are consistent with past practice and except for divi-dends paid by any of its wholly owned Subsidiaries or any












              of their wholly owned Subsidiaries); or issue any addi-tional shares of capital stock or securities or obliga-tions convertible into or exchangeable for shares of its capital stock except pursuant to (A) the exercise of stock options outstanding as of the date hereof, (B) the CBI Option Agreement, (C) the CBI Rights Agreement; or (D) the CBI DRIP until the CBI DRIP is terminated, which shall occur as soon as practicable after the date hereof;

                   (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any indi-vidual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to con-tracts or agreements in force at the date of this Agree-ment;

                   (d) except for transactions in the ordinary course of business consistent with past practice, make any mate-rial investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corpo-ration or other entity other than a wholly owned Subsid-iary thereof;

                   (e) except for loans, deposits, letters of credit, and similar transactions in the ordinary course of busi-ness consistent with past practice, (i) enter into any contract or agreement that involves an amount in excess of $100,000 or that will have a term in excess of one year or
              (ii) terminate or materially modify any contract or agree-ment that involves an amount in excess of $100,000 or that has a remaining term in excess of one year, or (iii) com-mit to any capital expenditure, or make any capital expen-diture not committed to prior to the date of this Agree-ment, in excess of $10,000;

                   (f) increase in any manner the compensation or fringe benefits of any of its employees other than in-creases for employees in the ordinary course of business consistent with past practice or pay any pension or re-tirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than amendments required to comply with applicable legal











              requirements or accelerate the vesting of any stock op-tions or other stock-based compensation;

                   (g) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposi-tion of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Sub-sidiaries with any corporation or other entity other than as provided by this Agreement (and CBI shall promptly no-tify Bancorp of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters) or unless CBI shall have deter-mined based upon the written advice of counsel that fidu-ciary duties under applicable law require otherwise, par-ticipate in any negotiations concerning or otherwise fa-cilitate any such transaction;

                   (h) settle any claim, action or proceeding involving material money damages, except in the ordinary course of business consistent with past practice;

                   (i) take any action that would prevent or impede the Merger from qualifying (i) for pooling of interests ac-counting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code;

                   (j) amend its certificate of incorporation or its bylaws;

                   (k) other than in prior consultation with Bancorp, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classi-fied or reported;

                   (l) take any action that is intended or may reason-ably be expected to result in any of its representations and warranties set forth in this Agreement being or becom-ing untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

                   (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

                   5.3. Bancorp Forbearances. During the period from the date of this Agreement to the Effective Time, except as










         expressly contemplated or permitted by this Agreement, Bancorp shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of CBI:

                   (a) reclassify any of its capital stock or make, declare, or pay any dividend or make any other distribu-tion on, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock (except for regular quarterly cash dividends at a rate not in excess of such rate as Bancorp from time to time adopts as its regular quarterly dividend rate and except for dividends paid by any of its wholly owned Subsidiaries or any of their wholly owned Subsidiaries);

                   (b) take any action that would prevent or impede the Merger from qualifying (i) for pooling of interests ac-counting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of Bancorp to exercise its rights under the CBI Option Agree-ment;

                   (c) take any action that is intended or may reason-ably be expected to result in any of its representations and warranties set forth in this Agreement being or becom-ing untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                   (d) take any action that would adversely affect or delay its ability to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

                   (e) amend its articles of incorporation except with respect to the establishment of one or more series of pre-ferred stock; or

                   (e) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.
















                                    ARTICLE VI
                              ADDITIONAL AGREEMENTS

                   6.1. Regulatory Matters. (a) Bancorp and CBI shall promptly prepare and file with the SEC the Proxy Statement and Bancorp shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Bancorp and CBI shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Bancorp and CBI shall thereafter mail the Proxy Statement to their respective shareholders. Bancorp shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contem-plated by this Agreement, and CBI shall furnish all information concerning CBI and the holders of CBI Common Stock as may be reasonably requested in connection with any such action.

                   (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applica-tions, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are neces-sary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such per-mits, consents, approvals and authorizations of all such Gov-ernmental Entities. Bancorp and CBI shall have the right to review in advance, and to the extent practicable each will con-sult the other on, in each case subject to applicable laws re-lating to the exchange of information, all the information re-lating to CBI or Bancorp, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Gov-ernmental Entity in connection with the transactions contem-plated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will con-sult with each other with respect to the obtaining of all per-mits, consents, approvals and authorizations of all third par-ties and Governmental Entities necessary or advisable to con-summate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of mat-ters relating to completion of the transactions contemplated herein.

                   (c) Bancorp and CBI shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such










         other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Bancorp, CBI or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                   (d) Bancorp and CBI shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

                   6.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Bancorp and CBI shall, and shall cause each of their respective Subsidiaries to, afford to the offic-ers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its proprties, books, contracts, commitments and records and, during such pe-riod, each of Bancorp and CBI shall, and shall cause their re-spective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pur-suant to the requirement of federal securities laws or federal or state banking laws, savings and loan or savings association laws (other than reports or documents which Bancorp or CBI, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Bancorp nor CBI nor any of their respective Subsidiar-ies shall be required to provide access to or to disclose in-formation where such access or disclosure would violate or prejudice the rights of Bancorp's or CBI's, as the case may be, customers, jeopardize the attorney-client privilege of the in-stitution in possession or control of such information or con-travene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropri-ate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                   (b) Each of Bancorp and CBI shall hold all informa-tion furnished by the other party or any of such party's Sub-sidiaries or representatives pursuant to Section 6.2(a) in con-fidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements, dated December










         13, 1995, between Bancorp and CBI (the "Confidentiality Agree-ments").

                   (c) No investigation by either of the parties or their respective representatives shall affect the representa-tions and warranties of the other set forth herein.

                   6.3. Shareholder Approval. CBI shall call a meeting of its shareholders to be held as soon as practicable for the purpose of voting upon the requisite shareholder approval re-quired in connection with this Agreement and the Merger. Sub-ject to fiduciary requirements under applicable law, the board of directors of CBI shall recommend such approval to its share-holders and shall use reasonable efforts to solicit such ap-proval.

                   6.4. Legal Conditions to Merger. Each of Bancorp and CBI shall, and shall cause its Subsidiaries to, use their rea-sonable best efforts (a) to take, or cause to be taken, all actions necessary, proper, or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by CBI or Bancorp or any of their respective Subsidiaries in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement.

                   6.5. Affiliates; Publication of Combined Financial Results. (a) Each of Bancorp and CBI shall use its best ef-forts to cause each director, executive officer and other per-son who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the share-holder meeting called by CBI to approve this Agreement, a writ-ten agreement, in the form of Exhibit 6.5(a) hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Bancorp Common Stock or CBI Common Stock held by such "affiliate" and, in the case of the "affili-ates" of CBI, the shares of Bancorp Common Stock to be received by such "affiliate" in the Merger: (1) in the case of shares of Bancorp Common Stock to be received by "affiliates" of CBI in the Merger, except in compliance with the applicable provi-sions of the Securities Act and the rules and regulations










         thereunder; and (2) during the period commencing 30 days prior to the Merger and ending at the time of the publication of fi-nancial results covering at least 30 days of combined opera-tions of Bancorp and CBI. Notwithstanding any other provision of this Agreement, no certificate for Bancorp Common Stock shall be delivered in exchange for CBI Certificates held by any such "affiliate" who shall not have executed and delivered such an agreement.

                   (b) Bancorp shall use its best efforts to publish no later than ninety (90) days after the end of the first month after the Effective Time in which there are at least thirty
         (30) days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accor-dance with the terms of SEC Accounting Series Release No. 135.

                   6.6. Stock Exchange Listing of Shares. Bancorp shall use its best efforts to cause the shares of Bancorp Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Stock Market National Market System, subject to of-ficial notice of issuance, prior to the Effective Time.

                   6.7. Employee Benefit Plans. (a) Within a reason-able time after the Effective Time, and subject to applicable law, Bancorp shall provide to the employees of Bancorp and its Subsidiaries who formerly were employees of CBI and its Subsid-iaries employee benefits, including but not limited to pension plans, thrift plans, management incentive plans, group life plans, accidental death and dismemberment plans, travel ac-cident plans, medical and hospitalization plans and long term disability plans, substantially the same as those provided to similarly situated employees of Bancorp and its Subsidiaries. From and after the Effective Time, and until Bancorp has accom-plished the actions contemplated by the preceding sentence, employees of Bancorp or its Subsidiaries who were employees of CBI or its Subsidiaries immediately prior to the Effective Time shall be provided with employee benefits under employee benefit plans of CBI, employee benefit plans of Bancorp, or some combi-nation thereof, as Bancorp shall reasonably deem appropriate in order to accomplish an orderly transition of benefits. From and after the Effective Time, employees of Bancorp or its Sub-sidiaries who were employees of CBI and its Subsidiaries im-mediately prior to the Effective Time shall receive full credit for all purposes under such plans, except the accrual of ben-efits, for their length of service prior to the Effective Time with CBI or any of its Subsidiaries (and any predecessors thereto) to the extent such service would be recognized under such plans, if such service was with Bancorp and its Subsidiar-ies.










                   (b) Bancorp agrees to honor in accordance with their terms (i) all CBI Benefit Plans and (ii) all contracts, ar-rangements, commitments, or understandings described in Section 3.14(a)(i) disclosed on the CBI Disclosure Schedule, and (iii) all benefits vested thereunder as of the Effective Time; pro-vided, however, that nothing in this sentence shall be inter-preted as preventing Bancorp from amending, modifying or termi-nating any CBI Benefit Plans, contracts, arrangements, commit-ments or understandings, in accordance with their terms. The provisions of this Section 6.7 are intended to be for the ben-efit for, and enforceable by, each of the beneficiaries of or parties to such plans, contracts, arrangements, commitments, and understandings.

                   (c) CBI shall cause each outstanding option to pur-chase CBI Common Stock held by directors or employees of CBI and its Subsidiaries (and any related stock appreciation right) to be amended at or prior to the Effective Time so that at the Effective Time, there shall be exchanged and substituted for each such option (or stock appreciation right) an option to purchase (or the right to receive appreciation in market value of) shares of Bancorp Common Stock, rather than CBI Common Stock, in a form substantially as provided in the Bancorp 1993 Stock Incentive Plan. The number of shares of Bancorp Common Stock covered by the substituted option (and stock appreciation right) shall be computed by applying the Exchange Ratio to the shares of CBI Common Stock covered by the option (or stock ap-preciation right), with any resulting fractional shares to be rounded down to the next whole share. The exercise price per share of the substituted option shall be equal to the exercise price per share of CBI Common Stock under the original option divided by the Exchange Ratio with the result rounded up to the next cent. All such options (and stock appreciation rights) shall remain in full force and effect with the same remaining term and without any acceleration of exercisability or confer-ring any right to receive cash by reason of the Merger, except as provided by their terms as in effect prior to the date of this Agreement. Bancorp shall cooperate as necessary to permit the taking of the actions specified in this paragraph (c).

                   6.8. Indemnification; Directors' and Officers' Insur-ance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, crim-inal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of CBI or any of its Subsidiaries (the "In-demnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part










         out of, or pertaining to (i) the fact that he is or was a di-rector or officer of CBI, any of the CBI Subsidiaries or any of their respective predecessors or (ii) this Agreement, the CBI Option Agreement, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising be-fore or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and re-spond thereto. It is understood and agreed that after the Ef-fective Time, Bancorp shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest ex-tent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising be-fore or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consulta-tion with Bancorp; provided, however, that (1) Bancorp shall have the right to assume the defense thereof and upon such as-sumption Bancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Bancorp elects not to assume such defense or counsel for the Indemnified Parties rea-sonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Bancorp and the In-demnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Ban-corp, and Bancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Bancorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that in order to be adequately represented, separate counsel is necessary for such Indemnified Party, in which case, Bancorp shall be obligated to pay for such separate counsel,
         (3) Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Bancorp shall have no obligation hereunder to any Indemnified Party when and if a court of com-petent jurisdiction shall ultimately determine, and such deter-mination shall have become final and nonappealable, that indem-nification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon










         learning of any such claim, action, suit, proceeding or inves-tigation, shall notify Bancorp thereof, provided that the fail-ure to so notify shall not affect the obligations of Bancorp under this Section 6.8 except to the extent such failure to notify materially prejudices Bancorp. Bancorp's obligations under this Section 6.8 continue in full force and effect for a period of six (6) years from the Effective Time; provided, how-ever, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim and provided further that Bancorp shall have the right of set-off against any payments required to be made by Bancorp to an Indemnified Party pursuant to this Section 6.8(a) to the extent that such Indemnified Party shall have received the indemnification to which such Indemnified Party is entitled from an insurer under a directors' and officers' liability insurance policy main-tained by CBI or Bancorp. Notwithstanding the foregoing provi-sions of this Section 6.8(a), Bancorp shall have no obligation to indemnify the Indemnified Parties (or advance expenses to them) except to the extent they would be entitled to such in-demnification (or advance) under the provisions of Bancorp's Articles of Incorporation or Bylaws or any agreement to which Bancorp is a party as in effect on the date of this Agreement if such Indemnified Parties had been officers or directors of Bancorp at the time of the event giving rise to such indemnifi-cation.

                   (b) Bancorp shall use its best efforts to cause the persons serving as officers and directors of CBI immediately prior to the Effective Time to be covered for a period of six
         (6) years from the Effective Time by the directors' and offic-ers' liability insurance policy maintained by Bancorp, if any (provided that Bancorp may substitute therefor policies of at least the same coverage and amounts containing terms and condi-tions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Bancorp be required to expend more than 200 percent of the current amount expended by CBI (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and fur-ther provided that if Bancorp is unable to maintain or obtain the insurance called for by this Section 6.8(b), Bancorp shall use its best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                   (c) In the event Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or










         conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent nec-essary, proper provision shall be made so that the successors and assigns of Bancorp assume the obligations set forth in this section.

                   (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                   6.9. Additional Agreements. In case at any time af-ter the Effective Time any further action is necessary or de-sirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Bancorp and a Subsidiary of CBI) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agree-ment and their respective Subsidiaries shall take all such nec-essary action as may be reasonably requested by, and at the sole expense of, Bancorp. Pending the Effective Time, Bancorp and CBI shall consult with one another and cooperate as reason-ably requested by Bancorp to facilitate the integration of their respective operations as promptly as practicable after the Effective Time. Such cooperation shall include, if re-quested, the entering into of merger agreements between or among their respective Subsidiaries and the filing of appropri-ate regulatory applications with respect thereto (conditioned upon the effectiveness of the Merger), communicating with em-ployees, consultation regarding material contracts, renewals, and capital commitments to be entered into by CBI and its Sub-sidiaries, coordination regarding third-party service agree-ments with a view to providing common products and services as expeditiously as practicable following the Effective Time, mak-ing arrangements for employee training prior to the Effective Time and taking action to facilitate an orderly conversion of data processing operations to occur promptly following the Ef-fective Time, provided that the cooperation required under this
         Section 6.9 shall not be deemed to require actions that would materially delay or impede the Merger.

                   6.10. Advice of Changes. Bancorp and CBI shall promptly advise the other party of any change or event having, or that would be reasonably likely to have, a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

                   6.11. Dividends. After the date of this Agreement, each of Bancorp and CBI shall coordinate with the other the










         declaration of any dividends in respect of Bancorp Common Stock and CBI Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Bancorp Common Stock or CBI Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Bancorp Common Stock and/or CBI Common Stock and any shares of Bancorp Common Stock any such holder receives in exchange therefor in the Merger.


                                   ARTICLE VII
                               CONDITIONS PRECEDENT

                   7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                   (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the hold-ers of CBI Common Stock entitled to vote thereon.

                   (b) Nasdaq Listing. The shares of Bancorp Common Stock that shall be issued to the shareholders of CBI upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market National Market System subject to official notice of issuance.

                   (c) Other Approvals. All regulatory approvals re-quired to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions that are in Bancorp's reasonable judgment un-duly burdensome and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Req-uisite Regulatory Approvals"), and all other material con-sents or approvals of any third party required in connec-tion with the consummation of the Merger as set forth in the CBI Disclosure Schedule or Bancorp Disclosure Schedule shall have been obtained. For purposes of this paragraph, a divestiture required as a condition to any regulatory approval shall not be unduly burdensome if such divesti-ture is consistent with Department of Justice and Federal Reserve Board guidelines, policies, and practices regard-ing the merger of bank holding companies that have been utilized in transactions that have recently been reviewed prior to the date of this Agreement.










                   (d) Form S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                   (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or pro-hibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Govern-mental Entity which prohibits, restricts or makes illegal consummation of the Merger.

                   (f) Federal Tax Opinions. Bancorp shall have re-ceived an opinion of Miller, Nash, Wiener, Hager & Carlsen, counsel to Bancorp, and CBI shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to CBI, in form and substance reasonably satisfactory to Ban-corp and CBI, dated as of the Effective Time, substan-tially to the effect that, on the basis of facts, rep-resentations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code and that accordingly:

                        (a) No gain or loss will be recognized by Ban-corp or CBI as a result of the Merger;

                        (b) No gain or loss will be recognized by the shareholders of CBI who exchange their CBI Common Stock solely for Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Bancorp Common Stock); and

                        (c) The tax basis of the Bancorp Common Stock received by shareholders who exchange all of their CBI Common Stock solely for Bancorp Common Stock in the Merger will be the same as the tax basis of the CBI Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).












                        In rendering such opinion, counsel may require
                   and rely upon representations contained in certifi-cates of officers of Bancorp, CBI and others.

                   (g) Pooling of Interests. Bancorp and CBI shall each have received letters from Deloitte & Touche LLP and KPMG Peat Marwick LLP, respectively, addressed to Bancorp and CBI, respectively, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

                   7.2. Conditions to Obligations of Bancorp. The obli-gation of Bancorp to effect the Merger is also subject to the satisfaction or waiver by Bancorp at or prior to the Effective Time of the following conditions:

                   (a) Representations and Warranties. The representa-tions and warranties of CBI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Bancorp shall have received a certifi-cate signed on behalf of CBI by the Chief Executive Of-ficer and the Chief Financial Officer of CBI to the fore-going effect.

                   (b) Performance of Obligations of CBI. CBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bancorp shall have received a certificate signed on behalf of CBI by the Chief Execu-tive Officer and the Chief Financial Officer of CBI to such effect.

                   (c) CBI Rights Agreement. The rights issued pursu-ant to the CBI Rights Agreement shall not have been become nonredeemable, exercisable, distributed or triggered pur-suant to the terms of such agreement.

                   7.3. Conditions to Obligations of CBI. The obliga-tion of CBI to effect the Merger is also subject to the satis-faction or waiver by CBI at or prior to the Effective Time of the following conditions:

                   (a) Representations and Warranties. The representa-tions and warranties of Bancorp set forth in this Agree-ment shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of










              the Closing Date. CBI shall have received a certificate signed on behalf of Bancorp by the Chief Executive Officer and the Chief Financial Officer of Bancorp to the forego-ing effect.

                   (b) Performance of Obligations of Bancorp. Bancorp shall have performed in all material respects all obliga-tions required to be performed by it under this Agreement at or prior to the Closing Date, and CBI shall have re-ceived a certificate signed on behalf of Bancorp by the Chief Executive Officer and the Chief Financial Officer of Bancorp to such effect.


                                   ARTICLE VIII
                            TERMINATION AND AMENDMENT

                   8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or af-ter approval of the matters presented in connection with the Merger by the shareholders of CBI:

                   (a) by mutual consent of Bancorp and CBI in a writ-ten instrument, if the Board of Directors of each so de-termines by a vote of a majority of the members of its entire Board;

                   (b) by either the Board of Directors of Bancorp or the Board of Directors of CBI (i) if any Governmental En-tity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonap-pealable order enjoining or otherwise prohibiting the con-summation of the transactions contemplated by this Agree-ment;

                   (c) by either the Board of Directors of Bancorp or the Board of Directors of CBI if the Merger shall not have been consummated on or before January 31, 1997, unless the failure of the Closing to occur by such date shall be due to the breach by the party seeking to terminate this Agreement of any representation, warranty, covenant, or other agreement of such party set forth herein;

                   (d) by either the Board of Directors of Bancorp or the Board of Directors of CBI (provided that the termi-nating party is not then in material breach of any repre-sentation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any










              of the covenants or agreements or any of the representa-tions or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or

                   (e) by either Bancorp or CBI if any approval of the shareholders of CBI required for the consummation of the Merger shall not have been obtained by reason of the fail-ure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof.

                   8.2. Effect of Termination. In the event of termi-nation of this Agreement by either Bancorp or CBI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Bancorp, CBI, any of their respec-tive Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereun-der, or in connection with the transactions contemplated hereby, except (i) Sections 6.2(b), 8.2, 9.2 and 9.3, shall survive any termination of this Agreement, and (ii) notwith-standing anything to the contrary contained in this Agreement, neither Bancorp nor CBI shall be relieved or released from any liabilities or damages arising out of its intentional or will-ful breach of any provision of this Agreement.

                   8.3. Amendment. Subject to compliance with applica-ble law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of CBI; provided, however, that after any approval of the transac-tions contemplated by this Agreement by CBI's shareholders, there may not be, without further approval of such sharehold-ers, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered to the CBI shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an in-strument in writing signed on behalf of each of the parties hereto.

                   8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or autho-rized by their respective Board of Directors, may, to the ex-tent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and











         warranties contained herein or in any document delivered pursu-ant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by CBI's shareholders, there may not be, without further ap-proval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the CBI shareholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subse-quent or other failure.


                                    ARTICLE IX
                                GENERAL PROVISIONS

                   9.1. Closing. Subject to the terms and conditions of this Agreement and the Merger Agreement, the closing of the Merger (the "Closing") will take place at 10 a.m. on a date to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to ap-plicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date").

                   9.2. Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, cov-enants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the CBI Option Agreement, which shall terminate in accordance with its terms), including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Effective Time.

                   9.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contem-plated hereby shall be paid by the party incurring such ex-pense.

                   9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if de-livered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or











         delivered by an express courier (with confirmation) to the par-ties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (a)  if to U.S. Bancorp, to:

                   U.S. Bancorp
                   111 S.W. Fifth Avenue, T-31
                   Portland, Oregon  97204
                   Facsimile:  (503) 275-3452
                   Attention:  Gerry B. Cameron

                   with copies to:

                   U.S. Bancorp
                   111 S.W. Fifth Avenue, T-31
                   Portland, Oregon  97204
                   Facsimile:  (503) 275-3452
                   Attention:  Dwight V. Board

                   Miller, Nash, Wiener, Hager & Carlsen
                   111 S.W. Fifth Avenue
                   Portland, Oregon  97204
                   Facsimile:  (503) 224-0155
                   Attention:  John J. DeMott

              and

                   (b)  if to California Bancshares, Inc., to:

                   California Bancshares, Inc.
                   100 Park Place, Suite 140
                   San Ramon, California  94583
                   Facsimile: (510) 838 3990
                   Attention: Joseph P. Colmery

                   with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd
                   New York, New York  10019
                   Facsimile:  (212) 403-2000
                   Attention:  Edward D. Herlihy

                   9.5. Interpretation. When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such refer-ence shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents












         and headings contained in this Agreement are for reference pur-poses only and shall not affect in any way the meaning or in-terpretation of this Agreement. Whenever the words "include," "includes," and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limita-tion." No provision of this Agreement shall be construed to require CBI, Bancorp, or any of their respective Subsidiaries or affiliates to take any action that would violate any ap-plicable law, rule, or regulation. Any exception to the repre-sentations and warranties of CBI or Bancorp, respectively, con-tained in the CBI Disclosure Schedule or Bancorp Disclosure Schedule, as the case may be, shall be effective only as to the particular sections of this Agreement specifically referenced in such exception.

                   9.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                   9.7. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) consti-tutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the CBI Option Agreement and the Confidentiality Agreements.

                   9.8. Governing Law. This Agreement shall be gov-erned and construed in accordance with the laws of the State of Oregon, without regard to any applicable conflicts of law rules thereof.

                   9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other juris-diction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                   9.10. Publicity. Except as otherwise required by applicable law or the rules of the Nasdaq Stock Market, neither Bancorp nor CBI shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make










         any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

                   9.11. Assignment. Neither this Agreement nor any of the rights, interests, or obligations shall be assigned by any of the parties hereto (whether by operation of law or other-wise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be bind-ing upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7(b) and Section
         6.8 hereof, this Agreement (including the documents and instru-ments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective officers there-unto duly authorized as of the date first above written.

                                     U.S. BANCORP

         /s/ John J. DeMott          By    /s/ Gerry B. Cameron
         Attest:                     Title Chairman & CEO



                                     CALIFORNIA BANCSHARES, INC.

         /s/ Diane Mietzel           By    /s/ Joseph P. Colmery
         Attest:                     Title President & CEO





















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